Registration Statement No. 333-189192

Filed Pursuant to Rule 433

PURCHASER’S LETTER

Valeant Pharmaceuticals International, Inc.

2150 St. Elzéar Boulevard West

Laval, Quebec

Canada H7L 4A8

and

Deutsche Bank Securities Inc.

60 Wall Street

New York, New York

10005

USA

Re:	Purchase of Common Shares of Valeant Pharmaceuticals International, Inc.

Ladies and Gentlemen:

In connection with any purchase by the undersigned purchaser (the “Purchaser” of common shares (the “Shares”) of Valeant Pharmaceuticals International, Inc. (the “Company”) from Deutsche Bank Securities Inc. (the “Underwriter”) in an offering with an expected closing date on or about March ●, 2015 (the “Closing Date”) to be made pursuant to a prospectus supplement dated March 16, 2015 to a base prospectus dated June 10, 2013 forming part of Registration Statement No. 333-189192 (the “Offering”), the Purchaser, individually and not jointly or jointly and severally with any other purchaser, acknowledges, represents to and agrees with the Company and the Underwriter as follows:

(a)

it is and on the Closing Date will be an “accredited investor” as that term is defined in Canadian National Instrument 45-106 – Prospectus and Registration Exemptions, which includes, among other things: (i) a person, other than an individual or investment fund, that has net assets of at least Cdn. $5 million as shown on its most recently prepared financial statements, that was not created and is not being used solely to purchase or hold securities as an “accredited investor”; (ii) a person acting on behalf of a fully managed account managed by that person, if that person is registered or authorized to carry on business as an adviser or the equivalent under the securities legislation of any jurisdiction; (iii) a bank or other financial institution; (iv) a securities dealer or adviser that is registered in any jurisdiction; (v) a pension fund that is regulated by a regulatory authority; (vi) any national, federal, state, provincial, territorial or municipal government of or in any jurisdiction, or any agency of that government; or (vii) an entity all of the owners of interests in which, direct, indirect or beneficial, are persons that are accredited investors; and it further represents and agrees that it is purchasing the Shares as principal for its own account or an account with respect to which it exercises sole investment discretion;

(b)

no representation, warranty, undertaking (express or implied) will be made and no responsibilities or liabilities of any kind or nature whatsoever will be accepted by the Underwriter or its affiliates or their respective directors, officers, employees, agents and representatives as to whether all information concerning the Company that is required to be disclosed or filed by the Company under the Securities Act (Quebec) or the securities laws of any other province or territory of Canada (“Canadian Securities Laws”) has been so disclosed or filed;

(c)	it acknowledges that the Shares have not been qualified for distribution under the Canadian Securities Laws;

(d)

it covenants and agrees that it will not resell or otherwise transfer any of such Shares through the facilities of the Toronto Stock Exchange or otherwise resell such Shares to any person located or resident in any province or territory of Canada;

(e)

it acknowledges that its name and other specified information, including the number of Shares it has purchased and price paid, may be disclosed to Canadian securities regulatory authorities and may become available to the public in accordance with the requirements of applicable Canadian Securities Laws. It acknowledges that such information is being collected indirectly by applicable Canadian securities regulatory authorities under the authority granted to them under Canadian Securities Laws, and is being collected for the purposes of the administration and enforcement of the applicable Canadian Securities Laws. Further, it acknowledges that by purchasing Shares, the purchaser shall be deemed to have authorized such indirect collection of personal information by the relevant Canadian securities regulatory authorities. Questions about such indirect collection of information by a Canadian securities regulatory authority should be directed to the Autorité des marchés financiers in Quebec as outlined in Form 45-106F1 - Reports of Exempt Distribution;

(f)

it is not, and on the Closing Date it will not be, located or resident in any province or territory of Canada and was not offered the Shares in Canada; at the time its purchase order originated the Purchaser was outside Canada; it did not and will not execute or deliver this Purchaser’s letter or any documents relating to the Purchase of its shares in Canada, is not purchasing the Shares on behalf of a person in Canada (except in the case of a Purchaser that is an account manager acting with sole discretion to acquire the Shares for an account located outside of Canada of which the beneficial owner is located or resident in Canada, but which beneficial owner has not participated in any way in the decision to purchase the Shares), and confirms that no act, solicitation, conduct or negotiation directly or indirectly in furtherance of the purchase of the Purchaser’s Shares has occurred or will occur in Canada;

(g)

it acknowledges that the Company, the Underwriters and others (including their respective legal counsel) will rely upon the truth and accuracy of the foregoing acknowledgments, representations and agreements and agrees that if any of the acknowledgments, representations or agreements deemed to have been made by its purchase of the Shares are no longer accurate, it shall promptly notify the Company and the Underwriters. If it is acquiring the Shares as a fiduciary or agent for one or more investor accounts, it represents that it has full power and authority to make the foregoing acknowledgments, representations, and agreements on behalf of each account or that it has sole investment discretion with respect to each such account; and

(h)

it is acquiring the Shares with investment intent, and not for the purpose of immediate resale or distribution, provided that by making this representation the Purchaser does not represent that it will hold any of the Shares for a minimum or other specific time.

The Company and the Underwriter shall be entitled to rely on delivery of an electronic mail or facsimile copy of this Purchaser’s letter, and acceptance by the Company of an electronic mail or facsimile copy of this Purchaser’s letter shall create a legal, valid and binding agreement between the Company, the Underwriter and the undersigned.

DATED this                      day of March, 2015.

Name and Address of Purchaser

(Name of Purchaser - please print)	(Purchaser’s Address)
by:
(Official Capacity or Title - please print)

Authorized Signature	(Telephone Number)

(Please print name of individual whose signature appears above if different than the name of the purchaser printed above.)	(Facsimile Number)